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                                                                   EXHIBIT 10.24

                               WORLD ACCESS, INC.
                              2200 RESURGENS PLAZA
                             945 E. PACES FERRY ROAD
                             ATLANTA, GEORGIA 30326


                                December 14, 1998


Mr. Hensley E. West
c/o World Access, Inc.
2200 Resurgens Plaza
945 E. Paces Ferry Road
Atlanta, Georgia 30326

Dear Mr. West:

         This letter will confirm our agreement regarding the compensation and benefits to which you will entitled in the event of your resignation from the Board of Directors (the "Board") of World Access, Inc. (the "Company") and from your position as an officer of WA Telcom Products Co., Inc. ("WA Telcom").

         Upon the written request of the Company, you agree to resign from the Board and from serving as an officer of WA Telcom, such resignation to be effective on the date specified in the Company's written request (the "Resignation Date"). Upon your resignation, you will be entitled to the following:

                  1. From the Resignation Date through January 15, 2000 (the "Continuation Period"), you will continue to serve as an employee of the Company and will perform such duties as may be reasonably requested by the Company's Chairman of the Board, to whom you will report. For the services rendered by you during such time, the Company will pay you a base salary equal to your base salary in effect on the date hereof.
                  2. Unless your employment is earlier terminated, for the Continuation Period (or such longer period as may be provided by the terms of the appropriate program, practice or policy), the Company will, at its expense, continue on behalf of you and your dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits generally made available to the Company's executive officers at any time during the 90-day period prior to the Resignation Date or at any time during the Continuation Period, provided that (A) the Company's obligation hereunder with respect to the foregoing benefits will be limited to the extent that you obtain any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide you hereunder as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to you than the coverages and benefits required to be provided hereunder, and
         (B) this paragraph 2 will not be interpreted so as to limit any



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         benefits to which you or your dependents or beneficiaries may be entitled under any of the Company's employee benefit plans, programs or practices following your termination of employment, including, without limitation, retiree medical and life insurance benefits;

                  3. The outstanding stock options granted to you on or prior to the date hereof under the Company's 1998 Incentive Equity Plan (the "1998 Plan Options") will become immediately exercisable and 100% vested and, notwithstanding anything to the contrary contained in the plan, agreement or other instrument relating to such 1998 Plan Options with regard to the period of time within which such stock options must be exercised following your termination of employment or provision of services to the Company, all 1998 Stock Plan Options may be exercised at any time and from time to time until the one (1) year anniversary of the Resignation Date.

                  4. Notwithstanding anything to the contrary contained in the plan, agreement or other instrument relating to the outstanding stock options granted to you on or prior to the date hereof under the Company's 1991 Stock Option Plan, as amended (the "1991 Plan Options"), with regard to the period of time within which such stock options must be exercised following your termination of employment or provision of services to the Company, all 1991 Plan Options may be exercised at any time and from time to time until December 31, 2000.

         If you elect to resign from the Board and from serving as an officer of WA Telcom, then you will be entitled to the same benefits as set forth in paragraphs 1 through 4 above, provided that you give the Company written notice of your resignation at least sixty (60) days prior to the proposed effective date thereof, which date will be the Resignation Date for purposes hereof.

         From and after the Resignation Date, your employment hereunder may only be terminated by the Company for "cause" or in the event of your death or "disability."

         For purposes of this letter agreement:

                  A.       "Cause" shall exist:

                                    (i) if you are convicted of (from which no
                           appeal may be taken), or plead guilty to, any act of fraud, misappropriation or embezzlement, or any felony;

                                    (ii) if, in the sole determination of the
                           Board, and as set forth in a written statement executed by the Board, you have engaged in conduct or activities materially damaging to the business of the Company (it being understood, however, that neither conduct nor activities pursuant to your exercise of your good faith business judgment nor unintentional physical damage to any property of the Company by you will be grounds for such a determination by the



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Mr. Hensley E. West
December 14, 1998
Page 3

                           Board); or

                                    (iii) if you have failed without reasonable
                           cause to perform the duties assigned to you and, after written notice from the Company of such failure, you at any time thereafter again so fail, provided that the Company gives you notice of such failure prior to or together with any such notice of termination.

                  B. "Disability" means your failure to perform your normal required duties hereunder at your office for a period of three (3) consecutive months, by reason of your mental or physical disability as so determined by a licensed physician selected by the Company satisfactory to you.

         Other than that certain Severance Protection Agreement dated as of November 1, 1997 by and between World Access, Inc. and you, which shall continue in full force and effect until the Resignation Date, this letter agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements (if any), understandings and arrangements (oral or written) between the parties hereto with respect to the subject matter hereof.

         If the foregoing correctly reflects our agreement, I would appreciate your executing and returning to me a copy of this letter agreement.

                                    Sincerely,

                                    WORLD ACCESS, INC.


                                    By:
                                       -----------------------------------------
                                        Steven A. Odom, Chairman of the Board

AGREED AND ACCEPTED:


----------------------------
Hensley E. West